EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our report dated November 15, 2010, with respect to the statements of assets acquired and liabilities assumed and the related statements of net revenues and direct costs and operating expenses of the Assembly Component Systems Business Unit of Assembly Component Systems, Inc., included in this Current Report (Form 8-K/A) for the years ended December 31, 2009 and 2008, in the following Registration Statements and in the related prospectuses:

Registration Statement	Description	Shares Registered
Form S-8 (333-01047)	Individual Account Retirement Plan	1,500,000

Form S-8 (333-58161)	Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan	550,000

Form S-8 (333-110536)	Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan	1,100,000

Form S-8 (333-137540)	Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan	1,000,000

Form S-8 (333-161474)	Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan	450,000

Form S-3 (333-161475)	Registration of $100 million of Park-Ohio Holdings Corp.’s shares of common stock and debt securities
/s/ Ernst & Young LLP
Chicago, Illinois
November 15, 2010